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                                                                    EXHIBIT 99.1

[PETROQUEST ENERGY, INC. LETTERHEAD]




NEWS RELEASE
FOR IMMEDIATE RELEASE

For further information, contact:    Robert R. Brooksher, Vice President -
                                     Corporate Communications
                                     (337) 232-7028


           PETROQUEST ENERGY, INC. ANNOUNCES TWO APPARENT HIGH BIDS IN
                        CENTRAL GULF OFFSHORE LEASE SALE

Lafayette, Louisiana - March 21, 2002 - PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today that it was the apparent high bidder on 2 blocks in the shallow waters of the Central Gulf of Mexico in yesterday's OCS Sale 182 conducted in New Orleans. The 2 blocks, West Cameron Block 230 and West Cameron Block 211, are located within the Company's "Hercules" exploration area and represent a set of quality opportunities that would augment an already strong inventory of drilling prospects. The Company bid the blocks at a 100% working interest level with a net total exposure of $2.56 million if both blocks are ultimately awarded by the MMS. If awarded, the two blocks will add 10,000 gross and net acres to the Company's present offshore holdings of approximately 102,000 gross acres and 55,000 net acres. It will also raise to 26 the number of offshore blocks in which the Company has an interest.

PetroQuest Energy Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, both onshore and in shallow waters offshore.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production, the timing of development expenditures and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.